                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the
     Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              CARTER-WALLACE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

                              CARTER-WALLACE, INC.
             1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 21, 1998

                            ------------------------

     The Annual Meeting of Stockholders of Carter-Wallace, Inc. will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, July 21, 1998, at 1:00 P.M., Eastern Daylight time, for the following purposes:

          1. To elect directors;

          2. To consider and take action upon the ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors for the Company for the current fiscal year;

          3. To consider a stockholder proposal; and

          4. To transact any other business that may properly come before the meeting.

     Only holders of record of Common Stock and Class B Common Stock at the close of business on June 8, 1998 will be entitled to vote at the meeting.

     To assure your representation at the meeting, please date, sign and mail promptly the accompanying proxy, for which a postpaid return envelope is provided. Please return the proxy in a timely fashion to save the Company the expense of an additional mailing of the proxy materials.

                                                      STEPHEN R. LANG
                                                            Secretary
New York, New York
June 24, 1998

                              CARTER-WALLACE, INC.
             1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105
                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 21, 1998
                               ------------------
                                PROXY STATEMENT
                               ------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Carter-Wallace, Inc. (the "Company") of proxies for use at the Company's 1998 Annual Meeting of Stockholders (the "Meeting") to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, July 21, 1998, at 1:00 P.M., Eastern Daylight Time, and at any adjournment thereof. The date of mailing of this Proxy Statement and the accompanying proxy is on or about June 24, 1998.

     At the Meeting, all shares represented by a properly executed proxy in the accompanying form (which has not been revoked) will be voted and, where instructions are specified, will be voted in accordance with such specifications. Where instructions are not specified, the shares represented by such proxy will be voted (a) FOR the election of each of the nominees for director named in this Proxy Statement, (b) FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company and
(c) AGAINST the stockholder proposal. If any nominee for election as a director should be unable to serve, which is not presently anticipated, proxies will be voted for a nominee designated by the Board of Directors. In addition, proxies will be voted in the discretion of the proxy holders with respect to such other business that may properly come before the Meeting.

     Any proxy may be revoked by a stockholder by a written communication to the Secretary of the Company delivered prior to or at the Meeting, to the extent the proxy has not theretofore been voted. Sending in a signed proxy will not affect a stockholder's right to attend the Meeting and to vote in person.

                                 VOTING RIGHTS

     On each matter submitted to a vote at the Meeting, (i) each holder of Common Stock, par value $1.00 per share, of the Company ("Common Stock") is entitled to one (1) vote for each such share registered in his name at the close of business on June 8, 1998, the record date stated in the Notice of Annual Meeting of Stockholders (the "Record Date"), and (ii) each holder of Class B Common Stock, par value $1.00 per share, of the Company ("Class B Common Stock") is entitled to ten (10) votes for each such share registered in his name at the close of business on the Record Date. As of the Record Date, the Company had 32,979,430 shares of Common Stock outstanding and entitled to vote and 12,349,309 shares of Class B Common Stock outstanding and entitled to vote. On all actions to be taken at the Meeting, holders of Common Stock and holders of Class B Common Stock vote together as a single class. On the Record Date, officers and directors of the Company and members of their immediate families owned an aggregate of 11,934,278 shares of Common Stock, representing 36.19% of the outstanding shares of Common Stock, and an aggregate of 11,802,405 shares of Class B Common Stock, representing 95.57% of the outstanding shares of Class B Common Stock; such holdings represent 83.06%, in the aggregate, of the voting power of shares entitled to vote at the Meeting. See "STOCK OWNERSHIP."

                                STOCK OWNERSHIP

     As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this Proxy Statement, a person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date through the exercise of an option or similar right or otherwise and of any security held in the name of such person's spouse or minor children.

     As of the Record Date, the only persons known to the Company who beneficially owned more than 5% of either the outstanding shares of Common Stock or the outstanding shares of Class B Common Stock were The CPI Development Corporation ("CPI") and its directors and stockholders and Mario J. Gabelli and Marc J. Gabelli and various entities directly or indirectly controlled by them or for which one of them acts as chief investment officer. CPI is a personal holding company, the assets of which consist of 11,754,000 shares of Common Stock, which represent 35.64% of the outstanding shares of Common Stock, and 11,754,000 shares of Class B Common Stock, which represent 95.18% of the outstanding shares of Class B Common Stock. The directors of CPI are Henry H. Hoyt, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company, and Richard L. Cruess, M.D. and Suzanne H. Garcia, each of whom is currently a director of the Company. Henry H. Hoyt, Jr., Richard L. Cruess and Suzanne H. Garcia are the beneficial owners of substantially all the outstanding voting securities of CPI.

     The table below sets forth certain information as to shares of Common Stock and of Class B Common Stock beneficially owned as of the Record Date (unless otherwise noted) by persons who beneficially own more than 5% of either class, each director named under "ELECTION OF DIRECTORS," each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION AND OTHER INFORMATION" and the directors and executive officers of the Company as a group. Such ownership information is based upon information furnished by such persons. Except as otherwise indicated, such persons have sole voting and investment power with respect to such shares.

                                                                          CLASS B
                                            COMMON          PERCENT        COMMON          PERCENT
            NAME AND ADDRESS                STOCK         OF CLASS(1)      STOCK         OF CLASS(1)
            ----------------                ------        -----------     -------        -----------
THE CPI DEVELOPMENT CORPORATION           11,754,000         35.64%      11,754,000         95.18%
103 Springer Building
3411 Silverside Road
Wilmington, Delaware 19810
MARIO J. GABELLI and MARC J. GABELLI       5,091,300(2)      15.44%
One Corporate Center
Rye, New York 10580-1434
HENRY H. HOYT, JR.                        12,036,299(3)(4)    36.33%     11,785,530(3)      95.43%
1345 Avenue of the Americas
New York, New York 10105
RICHARD L. CRUESS, M.D.                   11,763,300(3)      35.67%      11,763,300(3)      95.25%
1110 Pine Avenue West
Montreal, H3A 1A3
Quebec, Canada
SUZANNE H. GARCIA                         11,773,800(3)      35.70%      11,776,800(3)      95.36%
P.O. Box 5040
Santa Fe, New Mexico 87502
T. ROSIE ALBRIGHT                             42,380(4)
DANIEL J. BLACK                               60,015                          2,775
DAVID M. BALDWIN                               3,000

                                                                          CLASS B
                                            COMMON          PERCENT        COMMON          PERCENT
            NAME AND ADDRESS                STOCK         OF CLASS(1)      STOCK         OF CLASS(1)
            ----------------                ------        -----------     -------        -----------
SCOTT C. HOYT                                    324
RALPH LEVINE                                  84,320(4)
HERBERT M. RINALDI                             9,000
HERBERT SOSMAN                                49,140(4)
PAUL A. VETERI                                84,880(4)
All directors and executive officers of
the Company as a group (21 persons)       12,557,201(3)(4)    37.37%     11,802,405(3)      95.57%

---------------
     (1) Ownership percentages representing less than one percent of the class outstanding have been omitted.

     (2) Based solely upon information contained in Amendment No. 9 to Schedule 13D, dated June 2, 1998, filed with the Securities and Exchange Commission. The shares are beneficially owned by Mario J. Gabelli and Marc J. Gabelli and various entities that they directly or indirectly control or for which one of them acts as chief investment officer.

     (3) Includes the number of shares of Common Stock and of Class B Common Stock, as the case may be, owned of record by CPI as to which Henry H. Hoyt, Jr., Richard L. Cruess and Suzanne H. Garcia are deemed to have shared beneficial ownership by virtue of their relationships with CPI. Also includes 9,000 shares of Common Stock and 9,000 shares of Class B Common Stock held in trust under the will of Kate Good Orcutt; Henry H. Hoyt, Jr. and Suzanne H. Garcia are trustees and beneficiaries of the trust and Richard L. Cruess is a trustee of the trust and, as such, are deemed to have shared beneficial ownership of such shares. Henry H. Hoyt, Jr., Richard L. Cruess and Suzanne H. Garcia each disclaim beneficial ownership of the shares of Common Stock and Class B Common Stock owned by CPI and such trust. In no case do the additional shares beneficially owned directly by such persons constitute more than 1/2 of 1% of the outstanding shares of Common Stock or Class B Common Stock, as the case may be, and they do not change the approximate percentage of ownership reflected in the table.

     (4) Includes 149,820 shares of Common Stock for Henry H. Hoyt, Jr., 42,380 shares for T. Rosie Albright, 81,320 shares for Ralph Levine, 49,140 shares for Herbert Sosman and 79,780 shares for Paul A. Veteri, respectively, and 622,923 shares for all directors and executive officers as a group, including the persons named above, that may be acquired within 60 days of June 8, 1998 upon exercise of options granted to such persons under the 1996 Long-Term Incentive Plan (the "LTIP"). Does not include 159,352 shares of Common Stock in the case of Henry H. Hoyt, Jr., 32,652 shares in the case of T. Rosie Albright, 97,565 shares in the case of Ralph Levine, 37,843 shares in the case of Herbert Sosman and 90,605 shares in the case of Paul A. Veteri, respectively, and 585,178 shares in the case of all directors and executive officers as a group, including the persons named above, awarded under the LTIP and the Company's Restricted Stock Award Plan that are subject to forfeiture under certain conditions.

                             ELECTION OF DIRECTORS

     Nine directors will be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected. Shares represented by proxies solicited by the Board of Directors will, unless otherwise specified thereon, be voted for the election of the nominees named below, each of whom is presently a director. All nominees for director were elected at the last annual meeting of stockholders.

                                                                 DIRECTOR
   NAME, AGE, PRINCIPAL OCCUPATION AND OTHER INFORMATION          SINCE
   -----------------------------------------------------         --------
DAVID M. BALDWIN; 69;
   Chairman of the Board, David M. Baldwin Realty Co., Inc.
   since February 28, 1994; prior thereto, President,
   Helmsley-Noyes Company, Inc. since prior to June 1993....       1990

DANIEL J. BLACK; 66;
   Consultant to the Company; President and Chief Operating
   Officer of the Company for more than five years prior to
   March 28, 1997(1)........................................       1975

RICHARD L. CRUESS, M.D.; 68;
   Professor of Surgery, Center for Medical Education,
   McGill University, Montreal, Quebec, Canada since June
   1995; Dean, Faculty of Medicine, McGill University,
   Montreal, Quebec, Canada from prior to June 1993 to May
   1995.....................................................       1977

SUZANNE H. GARCIA; 63;
   Owner, La Tierra Beneficiaries (real estate development)
   and Santa Fe Ranch since prior to June 1993(2)...........       1997

HENRY H. HOYT, JR.; 70;
   Chairman of the Board of Directors and Chief Executive
   Officer of the Company since prior to June 1993(1)(2)....       1955

SCOTT C. HOYT; 45;
   Vice President, New Products, Carter Products Division
   ("CPD") since August 1993; Vice President, Personal
   Products Marketing, CPD from prior to June 1993 to July
   1993(2)..................................................       1988

RALPH LEVINE; 62;
   President and Chief Operating Officer of the Company
   since April 1, 1997; Vice President, Secretary and
   General Counsel of the Company for more than five years
   prior to April 1, 1997(1)................................       1990

HERBERT M. RINALDI; 69;
   Of Counsel to the firm of Carella, Byrne, Bain,
   Gilfillan, Cecchi, Stewart & Olstein (attorneys), of
   which he was a Partner for more than five years prior to
   December 31, 1996(3).....................................       1977

PAUL A. VETERI; 56;
   Executive Vice President and Chief Financial Officer of
   the Company since April 1, 1997, Vice President, Finance
   and Chief Financial Officer of the Company for more than
   five years prior to April 1, 1997(1).....................       1990

---------------
     (1) Member of the Executive Committee.

     (2) Henry H. Hoyt, Jr. and Suzanne H. Garcia are siblings. Scott C. Hoyt is the nephew of Henry H. Hoyt, Jr. and Suzanne H. Garcia. There are no other family relationships among the directors and officers of the Company.

     (3) The firm Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein has performed legal services for the Company in the fiscal year ended March 31, 1998 ("fiscal 1998").

     Directors will be elected by the vote of a majority of the shares entitled to vote at the Meeting. Votes that are withheld and broker non-votes will have the same effect as negative votes in the election.

                       BOARD OF DIRECTORS AND COMMITTEES

     In fiscal 1998, the Board of Directors held 11 meetings. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Nominating Committee and a Compensation Committee.

     The Audit Committee, composed of Herbert M. Rinaldi, Chairman, and David M. Baldwin, held four meetings in fiscal 1998. The Audit Committee meets with the Company's independent auditors, the Company's internal audit personnel and other corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial, accounting and operational controls and the scope of the audits of both the independent and internal auditors, and reviews and reports to the Board of Directors the results of such audits and its recommendations relating to the appointment of independent auditors, financial reporting and accounting practices and policies.

     The Nominating Committee, composed of David M. Baldwin, Chairman, Richard
L. Cruess, M.D. and Herbert M. Rinaldi, met once in fiscal 1998. The Nominating Committee identifies and recommends candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Such nominations for directors to be elected at the 1999 Annual Meeting of Stockholders should be furnished in writing to the Secretary of the Company by February 24, 1999 and should indicate the nominee's name, age and business experience.

     The Compensation Committee, composed of Richard L. Cruess, M.D., Chairman, Herbert M. Rinaldi and David M. Baldwin, met once in fiscal 1998. The Compensation Committee is empowered to make recommendations to the Board with respect to the base salary of the two senior officers of the Company.

     All of the Company's directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The Summary Compensation Table shows certain information for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for services rendered in all capacities during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                  LONG TERM COMPENSATION AWARDS
                               ------------------------------------------------   -----------------------------
                                                                                    RESTRICTED       SECURITIES         ALL
NAME AND                       FISCAL                            OTHER ANNUAL      AND DEFERRED      UNDERLYING        OTHER
PRINCIPAL POSITION              YEAR      SALARY      BONUS     COMPENSATION(1)   STOCK AWARDS(2)    OPTIONS(#)   COMPENSATION(3)
------------------             ------     ------      -----     ---------------   ---------------    ----------   ---------------
Henry H. Hoyt, Jr. ..........   1998    $1,232,100   $693,100       $60,851         $1,122,605        267,088         $32,133
Chairman of the Board,          1997     1,140,800    641,700        63,075            477,090        141,360          22,816
  Chief Executive Officer       1996     1,056,300    594,100        78,504            787,050        228,960          21,126
  and Director
Ralph Levine.................   1998    $  850,000   $478,100       $48,175         $  774,470        184,260         $18,481
President and Chief Operating   1997       625,000    367,500        56,933            292,680         86,720          12,500
  Officer and Director(4)       1996       493,900    288,800        85,671            410,025        119,280           9,878
Paul A. Veteri...............   1998    $  750,000   $421,900       $54,427         $  683,345        162,580         $15,647
Executive Vice President,       1997       600,000    341,300        51,769            271,890         80,560          12,000
  Chief Financial Officer       1996       493,900    288,800        55,738            410,025        119,280           9,878
  and Director(5)
Herbert Sosman...............   1998    $  521,000   $273,500       $78,861         $  127,150         30,252         $13,466
Vice President,                 1997       491,500    258,000        64,687            154,170         45,680           9,830
  Pharmaceuticals, U.S.         1996       463,600    243,400        66,293            259,325         75,440           9,272
T. Rosie Albright............   1998    $  432,667   $236,300       $50,306         $  109,820         26,129         $ 5,944
Vice President,                 1997       408,000    222,600        61,250            133,110         39,440           3,264
  Consumer Products, U.S.(6)

---------------
     (1) Included in this amount in fiscal 1998 was $22,502, $22,625, $24,596, $32,936, and $26,860 for Messrs. Hoyt, Levine, Veteri and Sosman and Ms. Albright, respectively, relating to withholding taxes paid by the Company on the employee's behalf in respect of certain perquisites and other taxable benefits.

     (2) On March 31, 1998, Mr. Hoyt held 159,352 shares of restricted and/or deferred stock awarded under the LTIP, the market value of which was $2,918,135, Mr. Levine held 97,565 shares of LTIP stock, the market value of which was $1,786,660, Mr. Veteri held 90,605 shares of LTIP stock, the market value of which was $1,659,205, Mr. Sosman held 37,843 shares of LTIP stock, the market value of which was $693,000, and Ms. Albright held 32,652 shares of LTIP stock, the market value of which was $597,940. Dividends accumulated since the date of grant are paid to the recipient of the award at vesting.

     (3) Includes Company contributions vested pursuant to the Supplemental Retirement and Savings Plan and the Executive Savings Plan and, with respect to fiscal 1998, premiums paid by the Company with respect to the term life portion of split-dollar life insurance policies with respect to the Named Executives. The Named Executives do not have any interest in the cash surrender value under such policies. The vested contributions to the Supplemental Retirement Savings Plan and the Executive Pension Benefits Plans for each Named Executive for fiscal 1998 are as follows: Mr. Hoyt-$23,735; Mr. Levine-$16,658; Mr. Veteri-$14,450; Mr. Sosman-$10,294 and Ms. Albright-$4,992. The premiums paid with respect to the term life portion of the split-dollar insurance for each Named Executive for fiscal 1998 are as follows: Mr. Hoyt-$8,398; Mr. Levine-$1,823; Mr. Veteri-$1,197; Mr. Sosman-$3,172; and Ms. Albright-$952.

     (4) Mr. Levine was appointed President and Chief Operating Officer effective April 1, 1997. Prior to that date, he served as Vice President, Secretary and General Counsel of the Company.

     (5) Mr. Veteri was appointed Executive Vice President and Chief Financial Officer effective April 1, 1997. Prior to that date, he served as Vice President, Finance and Chief Financial Officer of the Company.

     (6) Ms. Albright was appointed Vice President, Consumer Products, U.S. on December 4, 1995.

     The following table contains information concerning options to purchase shares of the Company's Common Stock granted to the Named Executives pursuant to the LTIP during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF STOCK PRICE
                                         INDIVIDUAL GRANTS                            APPRECIATION FOR OPTION TERM(3)
                       ------------------------------------------------------   -------------------------------------------
                        NUMBER OF     % OF TOTAL
                       SECURITIES      OPTIONS
                       UNDERLYING     GRANTED TO      EXERCISE
                         OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION   AT 0% ANNUAL   AT 5% ANNUAL   AT 10% ANNUAL
NAME                   GRANTED(#)    FISCAL 1998    ($/SHARE)(1)    DATE(2)     GROWTH RATE    GROWTH RATE     GROWTH RATE
----                   -----------   ------------   ------------   ----------   ------------   ------------   -------------

Henry H. Hoyt, Jr....    267,088       25.50%          $16.81       2/02/08         -0-         $2,823,999     $7,156,568

Ralph Levine.........    184,260       17.59%          $16.81       2/02/08         -0-         $1,948,235     $4,937,209

Paul A. Veteri.......    162,580       15.52%          $16.81       2/02/08         -0-         $1,719,006     $4,356,298

Herbert Sosman.......     30,252        2.89%          $16.81       2/02/08         -0-         $  319,863     $  810,596

T. Rosie Albright....     26,129        2.49%          $16.81       2/02/08         -0-         $  276,270     $  700,121

---------------
     (1) Market price of the stock on the date of grant.

     (2) These options will become exercisable at the rate of 25% of the total award in each year commencing on the first anniversary of the date of the grant.

     (3) The dollar amounts under these columns are the results of calculations at 0%, and at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of Common Stock. Stockholders are, therefore, cautioned against drawing any conclusion from the appreciation data shown. Optionees will only realize value from this grant if the price of Common Stock appreciates, which would benefit all stockholders commensurately. The Company did not use an alternative formula for grant valuation as it is not aware of any formula that will determine, with reasonable accuracy, a present value based on future unknown or volatile factors.

     No options were exercised by the Named Executives during fiscal 1998. The following table sets forth information with respect to the unexercised options held by them at March 31, 1998.

                         FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SHARES
                                                         OF COMMON STOCK
                                                            UNDERLYING                 VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                       AT MARCH 31, 1998(#)          AT MARCH 31, 1998($)(1)
                                                   ----------------------------    ----------------------------
                      NAME                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                      ----                         -----------    -------------    -----------    -------------
Henry H. Hoyt, Jr. ..............................    149,820         487,588        $692,389       $1,433,168
Ralph Levine.....................................     81,320         308,940        $376,443       $  861,503
Paul A. Veteri...................................     79,780         282,640        $369,031       $  806,749
Herbert Sosman...................................     49,140         102,232        $227,056       $  382,352
T. Rosie Albright................................     42,380          88,229        $195,824       $  329,920

---------------
     (1) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock on the New York Stock Exchange on March 31, 1998 with respect to those options for which such closing price exceeded the exercise price.

     The Employees' Retirement Plan of Carter-Wallace, Inc. (the "Retirement Plan") is a noncontributory defined benefit plan. The Retirement Plan provides for a pension payable upon retirement at age 65 in an amount calculated on the basis of the number of years of credited service and the individual's average covered compensation during the five consecutive highest paid years in the ten-year period immediately preceding the individual's retirement date. Covered compensation does not include deferred compensation or other incentive compensation. The Retirement Plan permits early retirement and deferred retirement under specified conditions.

     Amounts payable under the Retirement Plan may not exceed the limitation imposed by Section 415 of the Internal Revenue Code (the "Code") (currently $130,000, but subject to periodic cost-of-living adjustments, or the individual's average covered compensation for his three highest paid years, whichever is less) and the amount of credited compensation which may be taken into account in the computation of pension benefits may not exceed the amount permitted under Section 401(a)(17) of the Code (currently $160,000, subject to cost-of-living adjustments). Amounts shown in the table below include benefits in excess of such limitations that are payable under the Executive Pension Benefits Plan and the Executive Pension Benefits Core Plan (collectively, the "Executive Pension Benefits Plans") described below.

     The Executive Pension Benefits Plans are unfunded plans that provide for the payment of vested pension benefits that would otherwise be payable under the Retirement Plan but for the limitations of Sections 415 and 401(a)(17) of the Code and the exclusion from covered compensation of amounts deferred under the Executive Savings Plan and that mitigate the reduction in retirement benefits of corporate officers who elect early retirement. Corporate officers' covered compensation used in calculating benefits under the Executive Pension Benefits Plans includes accrued bonuses.

                               PENSION PLAN TABLE

    COVERED       10 YEARS   20 YEARS    30 YEARS     40 YEARS     50 YEARS
 COMPENSATION     SERVICE    SERVICE     SERVICE      SERVICE      SERVICE
 ------------     --------   --------    --------     --------     --------
  $  600,000      $116,714   $233,429   $  351,786   $  471,786   $  591,786
  $  800,000      $156,714   $313,429   $  471,786   $  631,786   $  791,786
  $1,000,000      $196,714   $393,429   $  591,786   $  791,786   $  991,786
  $1,200,000      $236,714   $473,429   $  711,786   $  951,786   $1,191,786
  $1,400,000      $276,714   $553,429   $  831,786   $1,111,786   $1,391,786
  $1,600,000      $316,714   $633,429   $  951,786   $1,271,786   $1,591,786
  $1,800,000      $356,714   $713,429   $1,071,786   $1,431,786   $1,791,786
  $2,000,000      $396,714   $793,429   $1,191,786   $1,591,786   $1,991,786
  $2,200,000      $436,714   $873,429   $1,311,786   $1,751,786   $2,191,786
  $2,400,000      $476,714   $953,429   $1,431,786   $1,911,786   $2,391,786

     The above table shows the estimated annual benefits payable on retirement to eligible employees, including officers and directors, under the Retirement Plan and the Executive Pension Benefits Plans as in effect on March 31, 1998. Amounts shown are based on the assumptions that the Retirement Plan and the Executive Pension Benefits Plans remain in effect without change and that the individual receives a straight life benefit with no reduction to allow for payment to a surviving spouse, as is permitted by the Retirement Plan and the Executive Pension Benefits Plans.

     The above computation of benefits assumes continued employment to at least age 65 and covered compensation as described above. Amounts shown are before applicable federal and state income taxes payable by the recipient and are net of a portion of applicable Social Security benefits received. The portion of the benefits accrued as of September 30, 1980 is subject to annual cost-of-living adjustments.

     Current covered remuneration and credited years of service for purposes of the Retirement Plan and the Executive Pension Benefits Plans for each Named Executive are $1,925,200 and 46 years for Mr. Hoyt; $1,328,100 and 34 years for Mr. Levine; $1,171,900 and 21 years for Mr. Veteri; $794,500 and 19 years for Mr. Sosman; and $668,967 and 2 years for Ms. Albright.

EMPLOYMENT AGREEMENTS AND TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. Levine, Veteri and Sosman and Ms. Albright.

     The employment agreements with Mr. Levine and Mr. Veteri provide for their employment at base salaries of $884,000 and $780,000, respectively. Pursuant to these agreements, each of Mr. Levine and Mr. Veteri will be entitled to certain additional payments if his employment is terminated by the Company for any reason other than for cause or is terminated by him as a result of a diminution in his position, authority, duties or responsibilities or in certain other circumstances. In such event, Mr. Levine or Mr. Veteri, as the case may be, shall receive a lump sum payment equal to three times the sum of his annual base salary at the time of termination and the greater of 100% of the target bonus for the year of termination or the highest bonus earned by him in any of the three preceding years. In addition, he shall receive an increased benefit under the Company's Executive Pension Benefits Plan based on his final salary and bonus as determined above and credit for five additional years of service and, in the case of Mr. Veteri, five additional years of age, his outstanding options and restricted and deferred stock grants shall become immediately vested and he and his family will be eligible to continue to participate in certain benefit programs, including medical and life insurance, for three years following termination. Mr. Levine and Mr. Veteri will be made whole on an after-tax basis in the event any excise tax becomes payable on such payments.

     Mr. Sosman's current employment agreement, which expires October 30, 1999, provides for his employment as a Vice President of the Company and President of the Company's Wallace Laboratories Division at a base salary of not less than $521,000. If Mr. Sosman's employment is terminated by the Board of Directors at any time during the term without cause, the Company is obligated to pay Mr. Sosman, as severance, an amount equal to two times his annual base salary in 24 equal monthly installments.

     Ms. Albright's employment agreement provides for her employment at a base salary of at least $400,000 per year through December 3, 2000.

     In addition to the base salary provided for under the employment agreements, such persons are entitled to annually determined bonus payments pursuant to the Company's Profit Sharing Plan. The actual cash compensation paid to such persons with respect to fiscal 1998 is disclosed in the Summary Compensation Table.

     Pursuant to the LTIP, outstanding awards of LTIP stock become fully vested and outstanding options become immediately exercisable upon the occurrence of a Change in Control of the Company. In addition, upon termination of employment following a Change in Control, options will remain exercisable for the balance of their term and, upon exercise of an option within one year after the occurrence of a Change in Control, the optionee will be entitled to receive, in addition to the shares of Common Stock thereby purchased, a cash payment in respect of each such share equal to the excess, if any, of the highest price paid or offered for the Common Stock during the six-month period preceding the Change in Control over the market price of the Common Stock on the date of exercise.

     A Change in Control also results in the immediate vesting and payment of benefits under the Executive Pension Benefits Plans and, in the case of certain officers (including certain of the Named Executives), the elimination of early retirement reductions. Participants will be made whole on an after-tax basis in the event any excise tax becomes payable as a result of the payment of benefits under the Executive Pension Benefits Plan.

     Change in Control is defined for purposes of the LTIP and the Executive Pension Benefits Plans as the acquisition by any person, other than a member of the Hoyt family or trusts for the benefit of or parties controlled by them, of
(i) more than 50% of the voting power of the Company's outstanding securities,
(ii) all or substantially all of the properties and assets of the Company or
(iii) the power to cause the direction of the management or policies of the Company through stock ownership or by contract, proxy or otherwise.

COMPENSATION OF DIRECTORS

     Directors, other than those who are salaried employees of the Company, receive an annual fee of $45,000 for serving on the Board of Directors and a fee of $500 for each meeting of the Audit Committee that they attend, but do not receive a fee for attendance at meetings of the Board of Directors or meetings of any committee other than the Audit Committee. Directors who are salaried employees of the Company receive a fee of $250 for each meeting of the Board of Directors that they attend.

     The Company entered into a three-year consulting agreement effective as of April 1, 1997 with Daniel J. Black, who was President and Chief Operating Officer of the Company for more than five years prior to March 28, 1997, providing for an annual fee of $400,000, pursuant to which he renders consulting and advisory services relating to subjects assigned to him by the Company.

REPORT ON EXECUTIVE COMPENSATION

General

     The Company's Compensation Committee, consisting of Messrs. Baldwin, Cruess and Rinaldi, non-employee Directors of the Company, makes recommendations to the Board of Directors with respect to the base salaries of the Company's Chief Executive Officer and its President and Chief Operating Officer. The base salary of the Company's Chief Executive Officer and its President are determined by the entire Board of Directors after consideration of the recommendation of the Compensation Committee. The compensation of all other executive officers is recommended to the Board for its determination by the Company's Executive Committee.

     The Company's compensation program for its executive officers consists of the following significant components: annually determined salary; annually determined bonus payments pursuant to the Company's Profit Sharing Plan; and periodic grants of restricted and/or deferred stock units and stock options. The elements of the Company's compensation are designed with different purposes in mind. Salary and bonus payments are primarily intended to compensate for current and past performance. Restricted and/or deferred stock units and stock options are awarded in an effort to provide a strong incentive for outstanding long-term performance. The restricted and/or deferred stock units are forfeitable generally if the executive holding the units leaves the Company prior to four years from the date on which the restricted stock and/or deferred units were awarded or if such executive is terminated for cause. Awards of restricted stock and/or deferred units and stock options are directly tied to the interests of the Company's shareholders, inasmuch as the value of the units will increase or decrease based upon the future price of the Company's stock and the options will be of value to the holder only if the future price of the Company's stock exceeds the price at which the options are exercisable.

     In determining the amount and the form of the executive compensation package for 1998, the Compensation Committee and the Board considered the Company's overall performance over a number of years rather than considering any single year. The Compensation Committee also considered the objectives the Company desires to achieve in the future as well as the challenges with which the Company would be confronted. Given this overall view, the Compensation Committee considered several specific factors. They included continued efforts to acquire and market new drugs, continued efforts to license the Company's products to others and continued efforts to upgrade the Company's management of its inventory and thus improve the Company's working capital and cash flow. However, in making the compensation determination, no specific weight was given to any one factor. In December 1995, the Company adopted the LTIP, under which certain key employees of the Company have been granted awards of restricted and/or deferred stock, together with options to purchase the Company's Common Stock, as indicated above.

Chief Executive Officer Compensation

     The compensation of Henry H. Hoyt, Jr., the Company's Chief Executive Officer, in fiscal 1998 consisted of salary and bonus payments. In determining Mr. Hoyt's fiscal 1998 base salary, the Compensation Committee granted a merit increase in annual salary of 8%.

     Submitted by the Company's Board of Directors:

Daniel J. Black                        Scott C. Hoyt
David M. Baldwin                       Ralph Levine
Richard L. Cruess, M.D.                Herbert M. Rinaldi
Henry H. Hoyt, Jr.                     Paul A. Veteri
Suzanne H. Garcia

TAX DEDUCTION CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits to $1 million the Company's deduction for compensation paid in any taxable year to the Company's Chief Executive Officer and the Named Executives, subject to an exception for "performance-based compensation." While compensation paid by the Company to such individuals will be subject to this deduction limit, income realized from the exercise of stock options granted under the LTIP will qualify as performance-based compensation and will be exempt from the limit.

PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Wilshire 5000 Index and (ii) a peer group of five companies within the Company's Standard Industry Codes (SIC) and with market capitalization similar to the Company consisting of the following companies:
Alpharma Inc., Block Drug Company, Inc., Ivax Corporation, Alberto-Culver Corporation and Del Laboratories.

      Measurement Period
     (Fiscal Year Covered)        Carter-Wallace       Peer Group       Wilshire 5000
1993                                 100.00              100.00             100.00
1994                                  76.00               85.20             100.30
1995                                  44.30              101.40             110.70
1996                                  61.70              116.10             143.20
1997                                  52.00               94.80             162.30
1998                                  69.90              106.60             236.10

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors will recommend at the Meeting that a resolution be adopted ratifying the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP to audit the financial statements of the Company and its subsidiaries for the current fiscal year. If the stockholders do not ratify the appointment of KPMG Peat Marwick LLP as independent auditors, the Board of Directors will consider the selection of another accounting firm. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting, to have an opportunity to make a statement if he desires to do so and to be available to answer any questions relating to their audit of the financial statements of the Company for fiscal 1998. The fees paid to this firm by the Company and its subsidiaries for auditing services were approximately $820,000 for fiscal 1998. See "BOARD OF DIRECTORS AND COMMITTEES" for information concerning the Company's Audit Committee.

     MANAGEMENT RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                              STOCKHOLDER PROPOSAL

     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who was the beneficial owner of 500 shares of Common Stock at October 31, 1997, has given notice that he intends to present the following proposal at the Meeting. The proposed resolution and Mr. Steiner's supporting statement, for which the Board of Directors and the Company accept no responsibility, are as follows:

MAXIMIZE VALUE RESOLUTION

     Resolved that the shareholders of Carter-Wallace, Inc. Corporation urge the Carter-Wallace, Inc. Board of Directors to arrange for the prompt sale of Carter-Wallace, Inc. to the highest bidder.

SUPPORTING STATEMENT

     The purpose of the Maximize Value Resolution is to give all Carter-Wallace, Inc. shareholders the opportunity to send a message to the Carter-Wallace, Inc. Board that they support the prompt sale of Carter-Wallace, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the financial performance of the company over many years and the drastic action that should be taken. Even if it is approved by the majority of the Carter-Wallace, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Carter-Wallace, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

          The prompt auction of Carter-Wallace, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

     I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     The Board of Directors believes that this proposal would not serve the Company's best interests and recommends a vote AGAINST it.

     The Board of Directors believes that the proposal could have a detrimental effect on the financial interests of the Company's stockholders. The proposal is urging the prompt sale of the Company at the highest bid, which would not necessarily be a bid that would represent the true value of the Company. Further, although the proposal only requests that certain action be taken by the Board and does not obligate the Board to take action, announcement that the proposal has been adopted could adversely affect the Company's relationships with its customers and employees by creating uncertainty about its future. In that event, revenues and profits and, in turn, stockholder value could decline.

     The Board of Directors consists of persons familiar with the business of the Company and the industry in which it operates. The Board should retain full discretion to consider all possible strategic alternatives for the Company's future and issues of timing in respect thereof and should not be urged to pursue only one course of action at a particular point in time, which may well not have the effect of maximizing stockholder value.

     For all of the foregoing reasons, the Board of Directors recommends a vote AGAINST this proposal.

     The approval of the above-described proposal requires the favorable vote of at least a majority of the outstanding shares of Common Stock and Class B Common Stock voting as one class. Abstentions and broker non-votes will have the same effect as a negative vote with respect to this matter.

     PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE ABOVE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other those referred to above that may be presented for action at the Meeting. If any other matters should be presented, the persons named as proxies will vote on such matters in accordance with their best judgment.

                    SUBMISSION OF 1999 STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the Company's 1999 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's executive offices, 1345 Avenue of the Americas, New York, New York 10105, not later than February 24, 1999 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy.

                                 MISCELLANEOUS

     The solicitation of proxies will be by mail and the cost will be borne by the Company. The Company will request banks, brokers and other nominees, custodians and fiduciaries to forward proxy material to beneficial owners and to seek authorization for the execution of proxies, and the Company will reimburse them for their expense in this connection.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST ADDRESSED TO STEPHEN R. LANG, SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, CARTER-WALLACE, INC., 1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                              STEPHEN R. LANG
                                                Secretary

New York, New York
June 24, 1998

PROXY

                              CARTER-WALLACE, INC.
                 ANNUAL MEETING OF STOCKHOLDERS, JULY 21, 1998
       HOTEL DUPONT, 11TH AND MARKET STREETS, WILMINGTON, DELAWARE 19801
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints HENRY H. HOYT, JR. and RALPH LEVINE, and either of them, as proxies with full power of substitution, to represent and to vote all shares of stock of Carter-Wallace, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 21, 1998, and all adjournments thereof, as designated on the reverse side of this Proxy.

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposals (1) and (2) and AGAINST Proposal (3).

           (Continued and to be dated and signed on the reverse side)

                          (Continued from other side)

PLEASE MARK BOXES M OR [X] IN BLUE OR BLACK INK.

(1) Election of Directors: [ ] FOR, nominees listed below (except as stated to the contrary below)
                           [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

                  D.M. Baldwin, D.J. Black, R.L. Cruess, M.D., S.H. Garcia, H.H.
                           Hoyt, Jr., S.C. Hoyt, R. Levine, H.M. Rinaldi, P.A. Veteri

(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name on the line below.)

--------------------------------------------------------------------------------

(2)
Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the current fiscal year.

             [ ]  FOR             [ ]  AGAINST             [ ]  ABSTAIN

(3) Stockholder proposal relating to maximizing shareholder value.

             [ ]  FOR             [ ]  AGAINST             [ ]  ABSTAIN

Date:
------------------------------, 1998            Signed:
                                                --------------------------------

                                                --------------------------------
                                                (Please sign exactly as name
                                                appears. If stock is registered
                                                in two names, both should sign.)
   SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

P R O X Y

                              CARTER-WALLACE, INC.


                 ANNUAL MEETING OF STOCKHOLDERS, JULY 21, 1998
       Hotel duPont, 11th and Market Streets, Wilmington, Delaware 19801


          This Proxy is solicited on behalf of the Board of Directors


     The undersigned hereby appoints HENRY H. HOYT, JR. and RALPH LEVINE, and either of them, as proxies with full power of substitution, to represent and to vote all shares of stock of Carter-Wallace, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 21, 1998, and all adjournments thereof, as designated on the reverse side of this Proxy.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposals (1) and (2) and AGAINST Proposal (3).

                      (Continued and to be dated and signed on the reverse side)


                            Carter-Wallace, Inc.
                            P.O. Box 11068
                            New York, N.Y. 10203-0068

(1) Election of Directors:

                              WITHHOLD
                              AUTHORITY
FOR                           to vote for all
nominees                      nominees
listed below     [X]          listed below        [X]            Exceptions

D.M. Baldwin, D.J. Black, R.L. Cruess, M.D., S.H. Garcia, H.H. Hoyt, Jr., S.C. Hoyt, R. Levine, H.M. Rinaldi, P.A. Veterl


(INSTRUCTION: To withhold authority to vote for an individual nominee, mark the exceptions box and write that nominee's name on the line below.)

Exceptions ____________________________________________________________________


(2) Proposal to ratify the appointment of KPMG Peat Marwick LLP as Independent auditors for the Company for the current fiscal year


For     [X]          Against     [X]          Abstain     [X]



(3) Stockholder proposal relating to maximizing shareholder value.

For     [X]          Against     [X]          Abstain     [X]



                               (Please sign exactly as name appears. If stock is registered in two names, both should sign.)

                               DATED _____________________________________, 1998

                               SIGNED __________________________________________

                               _________________________________________________


                               Votes MUST be indicated
                               (x) in Black or Blue ink.     [X]





Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.